Exhibit 99.1

**The Reporting Persons are (1) Carl Marks Management Company, L.P. ("CMMC"), a Delaware limited partnership and registered investment adviser, which is the sole general partner of (i) Carl Marks Strategic Investments, L.P. ("CMSI"), a Delaware limited partnership and private investment partnership, and (ii) Carl Marks Strategic Investments, III, L.P. ("CMSIIII"), a Delaware limited partnership and private investment partnership, (2) Andrew M. Boas, one of three individual general partners of CMMC, and (3) Robert C. Ruocco, another of the three individual general partners of CMMC. The remaining individual general partner of CMMC is James F. Wilson, who is not a Reporting Person hereunder. Mr. Wilson has filed separately a statement pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to the securities of the Issuer which he may be deemed to beneficially own and with respect to his membership on the board of directors of the Issuer. As of January 24, 2005, CMSI is the owner of 2,600,898 shares of the Common Stock, par value $0.01 per share, of the Issuer, and CMSIIII is the owner of 150,754 shares of the Common Stock of the Issuer. This Form 3 relates to the same shares of Common Stock of the Issuer which are owned by CMSI and CMSIIII and which may be deemed to be beneficially owned (1) indirectly by CMMC, as general partner of CMSI and CMSIIII, and (2) indirectly on a shared basis by Messrs. Boas, Ruocco and Wilson, who as general partners of CMMC, the general partner of CMSI and CMSIIII, share the power to direct the vote or disposition of such securities. The Reporting Persons' interests in the securities reported herein are limited to their pecuniary interest in CMSI and CMSIIII, if any. All share information in this Form 3 reflects a two-for-one stock split effected as of October 22, 2004 by the Issuer in the form of a 100% stock dividend.